SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Salix Pharmaceuticals, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1700 Perimeter Park Drive

Morrisville, North Carolina 27560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2011

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. will be held on Thursday, June 16, 2011 at 9:00 a.m., Eastern Time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina, for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on Wednesday, April 20, 2011 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our headquarters in Morrisville, North Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, Proxy Statement, our 2010 Annual Report to Stockholders and the electronic proxy card for the meeting to our stockholders via the Internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

To ensure your representation at the meeting, please vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible.

For the Board of Directors,

SALIX PHARMACEUTICALS, LTD.

Carolyn J. Logan,

President and Chief Executive Officer

Morrisville, North Carolina

April 29, 2011

SALIX PHARMACEUTICALS, LTD.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 16, 2011

i

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2011

Information Concerning Solicitation and Voting

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, June 16, 2011 at 9:00 a.m., Eastern Time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 20, 2011 are entitled to notice of and to vote at the meeting.

In accordance with the Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2010 Annual Report to Stockholders, including financial statements, and a proxy card for the meeting, by providing access to them on the Internet. These materials were first available on the Internet on April 29, 2011. We mailed a Notice of Internet Availability of Proxy Materials on or about April 29, 2011 to our stockholders of record and beneficial owners as of April 20, 2011, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request. Viewing our proxy materials and voting by proxy electronically this year and in the future will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Questions and Answers about the 2011 Annual Meeting

Q:	Who may vote at the meeting?

A:    Our Board set April 20, 2011 as the record date for the meeting. If you owned our common stock at the close of business on April 20, 2011, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 20, 2011, there were 58,370,123 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent you the Notice of Internet Availability or proxy materials directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, the Notice of Internet Availability or proxy materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:    A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have voted by telephone, by the Internet, or properly submitted a proxy card or voter instruction card.

If you are present in person or submit a vote or proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in the Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:    The four proposals to be voted on at the meeting are:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation; and

4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	How can I vote my shares without attending the meeting?

A:    If you are a stockholder of record, you may vote by proxy in any one of the following ways: (a) vote via the Internet by accessing the proxy materials on the secured website, www.investorvote.com/SLXP, and following the voting instructions on that website; (b) vote via telephone by calling toll free 1-800-652-VOTE (8683) within the United States, US territories and Canada any time on a touch-tone telephone and following the recorded instructions; (c) request printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and complete, date, sign and return the proxy card that you receive in response to your request. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m., Eastern Time, on June 15, 2011.

If you are a beneficial owner of shares, you may vote by following the instructions you will receive from your broker or other nominee. You should follow those instructions.

Q:	How may I vote my shares in person at the meeting?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2011 annual meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the meeting if you obtain a legal proxy giving you the right to do so.

Q:	Where can I find the voting results of the meeting?

A:    The preliminary voting results will be announced at the meeting. The final results will be published in a Form 8-K filed with the SEC within four business days of the annual meeting of stockholders.

Q:	For how long can I access the proxy materials on the Internet?

A:    The Notice, Proxy Statement, proxy card and 2010 Annual Report to Stockholders for the year ended December 31, 2010 are also available in PDF and HTML format at www.salix.com/financial-investors/reports.aspx and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Members of our Board of Directors are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successor has been duly elected and qualified. Our Board currently consists of John F. Chappell, Thomas W. D’Alonzo (Chairman), Richard A. Franco, Sr., William P. Keane, Carolyn J. Logan and Mark A. Sirgo. All of our current directors are nominees to be elected at the 2011 annual meeting of stockholders.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holders will vote the proxies received by them for the nominees. Each nominee has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director at the time of the meeting.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under recent amendments to the rules governing brokers, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of our director nominees is set forth below along with information based on data they provided us as of April 20, 2011. There are no family relationships among directors, director nominees or executive officers of Salix. The business address for each nominee for matters regarding Salix is 1700 Perimeter Park Drive, Morrisville, North Carolina 27560.

Director Nominee Director Since	Age	Position(s) With Salix
John F. Chappell	74	Director
December 1993

Thomas W. D’Alonzo	67	Chairman of the Board of Directors
May 2000

Richard A. Franco, Sr.	69	Director
May 2000

William P. Keane	56	Director
January 2004

Carolyn J. Logan	62	President, Chief Executive Officer and Director
July 2002

Mark A. Sirgo	57	Director
February 2008

The Board of Directors unanimously recommends voting “FOR” the director nominees listed above.

Director Nominees

John F. Chappell has served as a member of our Board of Directors since December 1993 and was the Chairman of the Board from September 2003 until June 2010. From 1990 until his retirement in 2002, he served as founder and Chairman of Plexus Ventures LLC, a private company which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures LLC, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc, now known as GlaxoSmithKline plc, or GSK, where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer Products (OTC) operations and Corporate Planning & Development. He has served as a director of the Pharmaceutical Manufacturers Association, now known as PhRMA, and the Industrial Biotechnology Association, now known as BIO. Mr. Chappell holds a B.A. degree from Harvard University and attended the Wharton School of the University of Pennsylvania.

Among other experience, qualifications, attributes and skills, Mr. Chappell’s knowledge and experience in leading large organizations in the life sciences industry, being the founder and chairman of a company specializing in business development and strategic transactions for companies in the pharmaceutical industry and serving on boards of directors of pharmaceutical and biotech industry organizations led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Thomas W. D’Alonzo has served as a member of our Board of Directors since May 2000 and has been the Chairman of the Board since June 2010. Since 2005, Mr. D’Alonzo has served on the board of directors of Amarillo Biosciences, Inc., a public company, and Plexigen, Inc., a private company. From March 2007 to February 2009, Mr. D’Alonzo served as the Chief Executive Officer and a director of MiMedx Group, Inc. From May 2006 to April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences, Inc., now known as DARA Pharmaceuticals, Inc., and he served on its Board of Directors from September 2005 to December 2008. From 2000 to 2007, Mr. D’Alonzo acted as an independent consultant. Prior to that, from 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage, biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., the U.S. division of GSK, including President. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Among other experience, qualifications, attributes and skills, Mr. D’Alonzo’s knowledge and experience in legal matters, in leading large organizations and serving on boards of directors in the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Richard A. Franco, Sr. joined our Board of Directors in May 2000. Since January 2009, Mr. Franco has been Chairman, President and Chief Executive Officer of DARA Pharmaceuticals, Inc. Prior to that, he served in several capacities at DARA, including as director since 2003. From March 2008 until January 2009, Mr. Franco served as President and a director of the Richards Group Ltd., a private healthcare consulting firm. He served as the Chairman of LipoScience, Inc., from May 1997 to October 2002, as well as Chief Executive Officer and President from November 1997 to September 2001. Prior to co-founding LipoScience, he was President, Chief Executive Officer and a director of Trimeris Inc., a biopharmaceutical company. Prior to joining Trimeris, Mr. Franco held several senior positions and served on the Executive Committee of Glaxo, Inc., from 1983 to 1994, including Vice President and General Manager of Glaxo Dermatology, Vice President and General Manager of the Cerenex Division, Vice President of Commercial Development and Vice President of Marketing. Prior to joining Glaxo, Mr. Franco worked in various positions over a 16-year period with Eli Lilly and Company. Mr. Franco is a director of Metropolitan Health Networks, Inc., and has also served on the board of directors of TriPath Imaging, Inc., now a wholly owned subsidiary of Becton, Dickinson and Company, NeoMatrix, Inc., a private company, Tranzyme, Inc. prior to its IPO, and the Research Triangle Chapter of the National Association of Corporate Directors, or NACD. He received a B.S. in Pharmacy from St. John’s University and did his graduate work in pharmaceutical marketing and management at Long Island University. Mr. Franco has completed executive training at the Wharton School of the University of Pennsylvania, Duke University Fuqua School of Business, the School of Business at the University of Michigan, Tuck School of Business at Dartmouth College and the Kellogg School of Management at Northwestern University.

Among other experience, qualifications, attributes and skills, Mr. Franco’s pharmaceutical sales and marketing, as well as management experience in large and small pharmaceutical organizations, and serving on boards of directors led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

William P. Keane joined our Board of Directors in January 2004. From June 2007 to January 2010, Mr. Keane served on the board of directors of Intellect Neurosciences, Inc. From October 2002 until September 2005, Mr. Keane was the Chief Financial Officer and Corporate Secretary for Genta Incorporated, a biopharmaceutical company focused on the identification, development and commercialization of drugs for the treatment of patients with cancer. Prior to that, Mr. Keane was the Vice President-Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb Company from April 2001 until October 2002. From August 2000 until April 2001, Mr. Keane was the Chief Financial Officer for Covance Biotechnology Services, now known as Diosynth RTP Inc., a drug development services company. From September 1997 until July 2000, Mr. Keane was the Vice President, Finance – Global Pharmaceutical Manufacturing for Warner-Lambert Company, a pharmaceutical company subsequently acquired by Pfizer Inc. Mr. Keane received a B.A. in Microbiology and an M.B.A. from Rutgers University.

Among other experience, qualifications, attributes and skills, Mr. Keane’s experience in accounting and auditing matters affecting the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Carolyn J. Logan has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen Dermatologics Division of Watson Pharmaceuticals, Inc. from May 1997 to June 2000, and as its Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, Ulmer Pharmacal and Westwood Pharmaceuticals, now known as Westwood-Squibb Pharmaceuticals, Inc., a subsidiary of Bristol-Myers Squibb. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill.

Among other experience, qualifications, attributes and skills, Ms. Logan’s pharmaceutical sales and marketing experience and knowledge of our business led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Mark A. Sirgo joined our Board of Directors in February 2008. Since July 2005, Dr. Sirgo has been the President and Chief Executive Officer of BioDelivery Sciences International, Inc., a specialty pharmaceutical company (Nasdaq:BDSI) , and has served in various executive positions at the company and as director of the company since August 2004. Prior to August 2004, Dr. Sirgo was the co-founder and Chief Executive Officer of Arius Pharmaceuticals, Inc., or Arius, which was acquired by BDSI in August 2004. Prior to his involvement with Arius, Dr. Sirgo spent three years as Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc. (Nasdaq:PPDI), and 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GSK, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo received his B.S. in Pharmacy from The Ohio State University and his Doctorate from the Philadelphia College of Pharmacy and Science.

Among other experience, qualifications, attributes and skills, Dr. Sirgo’s knowledge and experience in drug development, clinical trials and regulatory processes led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Vote Required

The six nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. In accordance with Delaware law, abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Information about the Board

Our Board of Directors is responsible for the general management of the Company. It is currently comprised of six directors. We have historically separated the position of Chairman, currently independent director Thomas W. D’Alonzo, and that of Chief Executive Officer, currently Carolyn J. Logan. While the Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. D’Alonzo’s experience with large organizations and boards of directors and Ms. Logan’s historical experience and understanding of our Company and industry.

Director Independence

Our Board of Directors has determined that five of the director nominees are independent within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. These persons are Messrs. Chappell, D’Alonzo, Franco, Keane and Dr. Sirgo. As part of such determination of independence, our Board has affirmatively decided that none of these five directors have any relationship with Salix that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Ms. Logan, our President and Chief Executive Officer, is the only member of management serving as a director.

Selection of Nominees for the Board of Directors

The Nominating/Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board.

In carrying out its function to nominate candidates for election or re-election to our Board of Directors, the Nominating/Corporate Governance Committee considers the mix of skills, character, mature judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Governance & Compliance in the About Us section on our website at www.salix.com. Fundamentally, the Committee believes that each candidate should be an individual who, among other qualities, exhibits the highest personal integrity, can represent Salix with distinction, possesses business experience relevant to Salix and places the interests of stockholders first. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board. Additionally, in determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board. The Committee believes it appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. A majority of the members of our Board meet the definition of “independent director” within the meaning of applicable Nasdaq Stock Market listing rules.

The Nominating/Corporate Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws. To be timely for an annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public announcement of the date of the meeting is first made. The stockholders’ notice must set forth the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. Our bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with the Nasdaq Stock Market listing rules and is responsible for overseeing risks associated with its respective area of responsibility. The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal audit controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Committee is responsible for monitoring risks related to financial assets, accounting, and legal and corporate compliance. It fulfills these responsibilities by systematic, regular reviews of specific functions with support of both the internal Company personnel and independent auditors and reports the results of these reviews to the Board as appropriate. The Audit Committee currently consists of William P. Keane (Chairman), John F. Chappell and Thomas W. D’Alonzo. The Board has determined that each member currently serving on the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Compensation Committee currently consists of Mark A. Sirgo (Chairman), Thomas W. D’Alonzo, Richard A. Franco, Sr. and William P. Keane.

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to the Board a set of corporate governance principles (including ones designed to eliminate risks in our governance structure) and administering our Code of Business Conduct. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of John F. Chappell (Chairman), Richard A. Franco, Sr. and Mark A. Sirgo.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by the Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available under Governance & Compliance in the About Us section on our website at www.salix.com.

In May 2010, our Board of Directors formed a Pricing Committee in connection with a public offering of our 2.75% Convertible Notes due 2015. The Pricing Committee consisted of Thomas W. D’Alonzo, Richard A. Franco, Sr. and Carolyn Logan. The Pricing Committee determined whether to proceed with the offering, ultimately approved the definitive terms of the offering and negotiated all fees and commissions to be paid in connection with the offering. The Pricing Committee completed its mandate and was dissolved upon closing of the offering on June 3, 2010.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any other employees present, to evaluate the performance of management and other appropriate matters.

Information Regarding Meetings of the Board and Committees

During fiscal 2010, the Board of Directors held 19 meetings, the Audit Committee held five meetings, the Compensation Committee held six meetings, the Nominating/Corporate Governance Committee held three meetings and the Pricing Committee held one meeting. No incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served that occurred during fiscal 2010.

It is our policy to strongly encourage all directors to attend the annual meetings of stockholders. All of our directors attended the 2010 annual meeting of stockholders in person.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited to, Board and Committee structure and composition, Board selection, director responsibilities, director access to management, a stock retention policy and continuing director education. A copy of our Corporate Governance Guidelines is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Salix’s best interest. Our Code of Business Conduct includes a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions for Salix.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. In addition, our Board of Directors routinely reviews its own performance through Board and committee self-evaluations, as well as peer evaluations of each individual director, to ensure that the Board is acting in the best interests of Salix and its stockholders.

Our Code of Business Conduct and Code of Ethics are available for review under Governance & Compliance in the About Us section on our website at www.salix.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2011, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

On March 9, 2011, we dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm. The Company’s Audit Committee participated in and approved, and the Board of Directors ratified, this decision. The Audit Committee of the Company approved, and the Board of Directors ratified, the engagement of Ernst & Young LLP as its new independent registered public accounting firm on March 9, 2011. The Company’s Audit Committee participated in and approved this decision. During the Company’s fiscal years ended December 31, 2010 and 2009, and through March 9, 2011, the Company did not consult with Ernst & Young regarding any matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

The reports of PwC on the consolidated financial statements of the Company for the fiscal years ended December 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2010 and 2009, and through March 9, 2011, the Company did not have any disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years.

During the Company’s fiscal years ended December 31, 2010 and 2009, and through March 9, 2011, no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K have occurred.

PwC has indicated to the Company that it concurs with the foregoing statements contained in the third, fourth and fifth paragraphs above as they relate to PwC and has furnished a letter to the Securities and Exchange Commission to this effect. A copy of the letter from PwC is attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 11, 2011.

Representatives of Ernst & Young, but not PwC, are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and be present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm for 2010 and audited our consolidated financial statements for the year ended December 31, 2010. The Audit Committee of our Board of Directors has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2010, (2) discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed with the SEC.

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules and Section 10A(m)(3) of the Exchange Act: William P. Keane (Chairman); John F. Chappell; and Thomas W. D’Alonzo. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC and is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
William P. Keane, Chairman
John F. Chappell
Thomas W. D’Alonzo

Summary of Fees

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to Salix by PwC in 2009 and 2010. A description of these various fees and services follows the table.

	2009	2010
Audit Fees	$496,600	$667,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,500	1,800

Total	$498,100	$668,800

Audit Fees

The aggregate fees billed to us in connection with the annual audit, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $496,600 in 2009 and $667,000 in 2010. This increase resulted in part from our $345 million convertible note financing that closed in June 2010.

Audit-Related Fees

PwC did not perform any audit-related services for us in 2009 or 2010.

Tax Fees

PwC did not perform any tax services for us in 2009 or 2010.

All Other Fees

We paid PwC an annual fee of $1,500 in 2009 and $1,800 in 2010 for a computer program used to research technical accounting issues.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our Board of Directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

The compensation of the named executive officers is described on pages 19-29, including the Compensation Discussion and Analysis, or CD&A, on pages 19-24. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2010 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2010 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or on the Board of Directors, and will not be construed as overruling any decision by us or by the Board of Directors. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” the advisory resolution on executive compensation.

PROPOSAL FOUR

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are also required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a “say on pay” advisory vote such as Proposal Three. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and nonbinding, our Board of Directors will review voting results and give serious consideration to the outcome of such voting.

Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our compensation programs. Our Board also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term, and that it should receive advisory input from our stockholders each year. Accordingly, as indicated below, the Board recommends that you vote in favor of an annual advisory vote on our compensation programs.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as indicated above, the stockholder vote on the frequency of nonbinding stockholder votes to approve executive compensation will not be binding on us or the Board, and will not be construed as overruling any decision by us or the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board.

Recommendation

The Board of Directors unanimously recommends that the stockholders vote “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 20, 2011 for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	Each director;

•	Each of the executive officers named in the Summary Compensation table; and

•	All current executive officers and directors as a group.

Applicable percentage ownership is based on 58,370,123 shares of common stock outstanding as of April 20, 2011, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options exercisable or convertible notes convertible on or within 60 days after April 20, 2011 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but not for computing the percentage ownership of any other person. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.

Five Percent Stockholders	Shares Beneficially Owned	Percentage Beneficially Owned
Wellington Management Company, LLP(1)	7,781,852	13.33%
75 State Street Boston, Massachusetts 02109
Felix J. Baker and Julian C. Baker(2)	6,478,363	9.99%
667 Madison Avenue New York, New York 10065
BlackRock, Inc.(3)	5,400,843	9.25%
40 East 52nd Street New York, New York 10022

Executive Officers and Directors	Shares Beneficially Owned	Percentage Beneficially Owned
Carolyn J. Logan(4)	1,221,672	2.08%
John F. Chappell(5)	619,464	1.06%
Adam C. Derbyshire(6)	289,277	*
Thomas W. D’Alonzo(7)	142,990	*
William P. Forbes(8)	143,907	*
William P. Keane(9)	106,433	*
Richard A. Franco, Sr.(10)	76,334	*
Mark A. Sirgo(11)	34,071	*

All current executive officers and directors as a group (8 persons)(12)	2,634,148	4.44%

*	Less than one percent.
(1)	Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2011 by Wellington Management Company, LLP. The Schedule 13G/A provides that Wellington Management Company, LLP holds shared voting power as to 5,581,276 shares and shared dispositive power as to 7,781,852 shares. On the Schedule 13G/A, Wellington Management Company, LLP does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(2)	Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2011 by Felix J. Baker and Julian C. Baker. The Schedule 13G/A provides that both individuals hold shared voting and dispositive power over 6,406,115 shares by virtue of their ownership of entities that have the power to control the investment decisions of limited partnerships including Baker Bros. Investments II, L.P.; 667, L.P.; Baker Brothers Life Sciences, L.P.; 14159, L.P.; and Baker/Tisch Investments, L.P.
(3)	Based on information contained in Schedule 13G filed with the SEC on February 8, 2011 by BlackRock, Inc. The Schedule 13G provides that BlackRock, Inc. has sole voting and dispositive power with respect to 5,400,843 shares. On the Schedule 13G, BlackRock, Inc. does not list any natural persons having voting and/or investment powers over the shares held of record by the company
(4)	Includes 462,165 shares issuable upon exercise of options and 7,540 shares held by Ms. Logan’s children. Includes an aggregate of 322,017 shares of restricted stock outstanding from grants made from 2006 through 2010. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over either three or four years.
(5)	Includes 67,500 shares issuable upon exercise of options. Includes 4,360 shares of restricted stock granted on July 1, 2010, that will vest in their entirety on the earlier of July 1, 2011 or the next annual election of directors, subject to continued service on our Board of Directors. Includes 16,000 shares held by Mrs. Chappell.
(6)	Includes 170,000 shares issuable upon exercise of options. Includes an aggregate of 96,277 shares of restricted stock outstanding from grants made from 2006 through 2010. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over either three or four years.
(7)	Includes 67,500 shares issuable upon exercise of options. Includes 2,550 shares held by an LLC of which Mr. D’Alonzo and his spouse are members, 6,500 shares held by Mr. D’Alonzo’s spouse, 500 shares held by Mr. D’Alonzo’s child and 260 shares held by an LP of which Mr. D’Alonzo is a general partner. Includes 4,360 shares of restricted stock granted on July 19, 2010 that will vest in their entirety on the earlier of July 1, 2011 and the election of directors, subject to continued service on the Board of Directors.
(8)	Includes 86,250 shares issuable upon exercise of options. Includes an aggregate of 57,657 shares of restricted stock outstanding from grants made from 2006 through 2010. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over either three or four years.
(9)	Includes 67,500 shares issuable upon exercise of options. Includes 4,360 shares of restricted stock granted on July 19, 2010 that will vest in their entirety on the earlier of July 1, 2011 and the next election of directors, subject to continued service on the Board of Directors.
(10)	Includes 4,500 shares held by Mr. Franco’s spouse. Includes 4,360 shares of restricted stock granted on July 19, 2010 that will vest in their entirety on the earlier of July 1, 2011 and the election of directors, subject to continued service on the Board of Directors.
(11)	Includes 4,360 shares of restricted stock granted on July 19, 2010 that will vest in their entirety on the earlier of July 1, 2011 and the election of directors, subject to continued service on the Board of Directors.
(12)	Includes the shares described in footnotes 4-11 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by us, or written representations from reporting persons, we believe that during fiscal 2010, all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements except that Carolyn Logan filed a May 2010 Form 4 one day late for an exercise of stock options, and Mark Sirgo reported two purchases of 200 shares each 13 and six days late in January 2010. Additionally, due to an administrative oversight, John Chappell reported the exercise of 22,500 options four months late and a gift of 5,000 shares one year late in February 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Mark A. Sirgo, Chairman
Thomas W. D’Alonzo
Richard A. Franco, Sr.
William P. Keane

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors was established in December 1994 and currently is composed of independent directors, Mark A. Sirgo (Chair), Thomas W. D’Alonzo, Richard A. Franco, Sr. and William P. Keane. In general, the Committee is responsible for reviewing, approving and recommending to the Board our compensation practices, including executive salary levels and variable compensation programs. With respect to executive officers other than the Chief Executive Officer, in addition to comparative peer company data, the Committee considers the recommendations for such individuals’ salaries presented by the Chief Executive Officer and the reasons for those recommendations. In determining compensation for the Chief Executive Officer, the Committee considers comparative financial and compensation data of selected peer companies.

Executive Compensation Philosophy and Objectives

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales, marketing and development personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual cash incentive payments, or indirectly in the form of equity awards granted to employees.

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•

To link executive compensation to corporate objectives, including product development, revenue, earnings and business development goals, as well as to define individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

To achieve these objectives, the Committee seeks to design our executive compensation program and set compensation levels for the Named Executive Officers that are comparable to those of other companies that compete with us for executive talent. The Committee uses both objective and subjective criteria to evaluate Salix and individual performance and set compensation. This approach allows the Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. The Committee generally targets compensation at the 75th percentile of our peer companies. Through a discretionary annual cash incentive plan, the Committee seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers. We also provide long-term compensation in the form of restricted stock grants. The

Committee believes restricted stock awards allow the Named Executive Officers to participate in our long-term success, align their long-term interests with those of our stockholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel.

Sources of Information

The Committee relies on various sources of information to assist it in establishing and maintaining our compensation program. In 2006, the Committee engaged AON Consulting, an independent compensation consulting firm, to review and assess our executive compensation program, with a focus on the selection of an appropriate peer group of companies against which to compare our compensation.

The Committee also considers data from the Radford Biotechnology Survey for companies in the life sciences industry with less than 500 employees. Finally, the Committee relies on the experience and knowledge that the Committee members, Salix and its senior management have gained over the years from the administration of compensation programs, and seeks input from the Chief Executive Officer on the performance of the other Named Executive Officers and on recommendations for their compensation levels. The Compensation Committee uses information from these sources each year to assist it in evaluating the competitiveness of our executive compensation programs, setting compensation levels for the Named Executive Officers and meeting the Committee’s stated compensation objectives.

The Compensation Committee believes that our compensation programs for the executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term stockholder value. The Committee plans to continue to review the compensation payable to our executive officers, periodically evaluate our compensation practices with the assistance of an independent compensation consultant and make any changes it deems appropriate to our compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

Peer Group Compensation Data

As noted above, an important component of our executive compensation analyses is a comparison of our executive compensation to that paid by a group of peer companies. It is only one component we use to evaluate our compensation programs and set compensation levels. However, we believe it is a useful tool because we compete with the peer companies for executive talent. Beginning with the assistance of AON Consulting in 2006, we identified a peer group consisting of other life sciences companies that were generally comparable in size to us based on revenue, net income and market capitalization. We periodically review the peer group for changes resulting from mergers, acquisitions, bankruptcies, going-private transactions and other changes in strategic focus or circumstances, removing from the list any companies that no longer fit the relevant criteria and adding any new ones that do. For purposes of compensation decisions made in 2010, our peer group of companies consisted of the following:

Alexion Pharmaceuticals, Inc.	The Medicines Company
Alkermes, Inc.	Medicis Pharmaceutical Corporation
Auxilium Pharmaceuticals, Inc.	Onyx Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	United Therapeutics Corporation
Cubist Pharmaceuticals, Inc.	Valeant Pharmaceuticals International
Endo Pharmaceuticals Holdings Inc.	ViroPharma Incorporated

Analysis of Specific Compensation Programs

Base Salary

The base salaries of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2010 were reviewed by the Compensation Committee, considering among other things, the recommendation of the Chief Executive Officer. In its review, the Committee considered the extent to which we achieved our pre-established corporate objectives for the year in question, the executive’s position, his or her individual performance, and other factors including data from our peer group of companies.

Our 2010 corporate objectives included corporate compliance, financial, sales, research and development, and business development goals. Specifically, we targeted and maintained a high level of corporate compliance, via training, testing and auditing, among other activities, to ensure corporate integrity, which we believe is critical in our industry. The financial goals included achieving net sales and earnings per share in line with publicly announced projections, namely net sales of at least $334 million and net income per share of not less than $0.04, excluding impairment charges and expenses related to our $345 million convertible note financing. We exceeded these goals, with net sales of $337 million vs. $233 million in 2009 and net income per share of $0.54, excluding those charges and expenses, vs. a net loss per share of $0.88 in 2009. Sales goals for 2010 focused on the number of prescriptions of our new product Apriso, as well as of our bowel-cleansing purgative products and Xifaxan550mg, which the FDA approved to treat hepatic encephalopathy in March 2010, to achieve our publicly announced net sales and loss per share guidance, as detailed above. We exceeded each of these sales goals, with, as noted above, $337 million in net sales aided by approximately 187,500 Apriso prescriptions, 1.9 million purgative prescriptions and 96,000 Xifaxan550mg prescriptions. During 2010 we also achieved all of our research and development goals, including obtaining a positive outcome to the FDA Advisory Committee meeting on our New Drug Application for Xifaxan as a treatment for hepatic encephalopathy in February and its approval by the FDA in March 2010, as well as filing our NDA for rifaximin as a treatment for Irritable Bowel Syndrome in June and successful progress in critical clinical trials. Finally, our 2010 business development goals focused on implementing a comprehensive strategy for rifaximin, including licensing activities, strengthening our patent portfolio, exploring formulation innovations and licensing, co-promotion and other strategic alternatives including our successful co-promotional arrangement with Astra Zeneca to assist them in selling Nexium, and pursuing regulatory opportunities. We believe we substantially achieved all these goals, including through our in-licensing in October of Lumacan, a novel agent designed to assist in the detection of precancerous and cancerous lesions in the colon. We believe that Salix’s achievements in 2010 in the financial, sales and research and development areas in particular drove the substantial increase in our stock price during the year, providing significant value to our stockholders and meriting the compensation we paid our named executive officers. In addition, we raised $345 million in our June 2010 convertible note offering, substantially strengthening our balance sheet.

We believe that we set achievable but challenging target levels and objectives. As evidence of that achievement and therefore annual cash incentive payments based on achievement, as discussed below, was approximately 115% of target for each of 2010 and 2009, primarily because of the Company’s significant achievements in those years, including successful clinical trials and regulatory filings and approvals, and revenue growth. However, payments were only approximately 90% for 2008, primarily because of delays in FDA approval of our drug candidates. In determining compensation for the Chief Executive Officer, the Compensation Committee considers primary achievements against these objectives, and comparative financial and compensation data of selected peer companies.

The Compensation Committee approved the following base salary increases in 2010 and 2011 for the executive officers named in the Summary Compensation Table. All adjustments are effective as of January 1 of the relevant year. Factors influencing Ms. Logan’s increase in 2011 include her overall leadership of the Company to one of its most successful years, especially with regard to increasing revenue. Factors influencing Mr. Derbyshire’s increase in 2011 include his leadership of the finance department and significant contributions in 2010 in finance and investor relations, assisting us to achieve our financial projections and raising approximately $345 million in our convertible debt offering in June. Factors influencing Dr. Forbes’ increase in 2011 include his leadership of our development function, including significant contributions in representing the company before the FDA Advisory meeting on the use of Xifaxan for hepatic encephalopathy; subsequently obtaining FDA approval for Xifaxan as a treatment for hepatic encephalopathy while having the acceptance of the key clinical trial data for this indication published in the New England Journal of Medicine and reporting positive clinical trial results for Xifaxan and filing the sNDA for it as a treatment for IBS.

	2009 Salary ($)	Salary Adjustment for 2010		2010 Salary ($)	Salary Adjustment for 2011		2011 Salary ($)
Name		($)	(%)		($)	(%)
Carolyn J. Logan	$741,500	$29,660	4.0%	$771,160	$30,846	4.0%	$802,006

Adam C. Derbyshire	$410,000	$16,400	4.0%	$426,400	$25,584	6.0%	$451,984

William P. Forbes	$360,000	$46,800	13.0%	$406,800	$24,408	6.0%	$431,208

We also compare these amounts, both before and after increases, to base salaries for comparable officers at the peer companies identified above. We believe that both Mr. Derbyshire and Dr. Forbes have performed at a very high level for a number of years, and received base salaries under our stated goal of paying in the 75th percentile of comparable officers at comparable companies in 2009. As a result both received promotions, Mr. Derbyshire from Senior Vice President to Executive Vice President, as well as more significant salary adjustments. We came to a similar conclusion with respect to Dr. Forbes with respect to 2009, promoting him to Executive Vice President in 2010 and again giving him a more significant salary increase than most of our employees. Otherwise, through 2010 we believe executive base salaries aligned with our goal of paying in the 75th percentile. We also believe they align in 2011 assuming similar increases in executive salaries at our peer companies as they provided in 2010.

Annual Cash Incentive Payments

In consultation with compensation consultant Aon and based in part on information for the peer companies described above and industry data, Salix has a comprehensive matrix tying each employee’s title or level within the organization to ranges of compensation, including a potential annual cash incentive payment, which is a given percentage of base salary for each level. The 2010 target cash incentive payments for our named executive officers, as a percentage of base salary and in dollars, were: Ms. Logan, 65% or $501,254; Mr. Derbyshire, 50% or $213,200; and Dr. Forbes, 50% or $203,400. We do not set threshold or maximum cash incentive payment amounts, and the actual annual cash incentive payments to each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2010 are based, in the discretion of the Compensation Committee, upon achievement relative to 2010 corporate objectives, as described above. The Compensation Committee also takes into account individual performance in determining awards for named executive officers and other factors including data from our peer group of companies. The Committee solicits and considers the recommendations of the Chief Executive Officer in this area.

Company-wide bonuses paid in early 2011 for 2010 performance averaged 115% of target because of our performance during 2010, a year in which we exceeded our financial and sales projections, achieved or exceeded our other corporate goals and raised approximately $345 million in a convertible debt offering. In determining the bonus for the Chief Executive Officer, the Committee considers primarily achievement relative to 2010 corporate objectives, individual performance and data from our peer group of companies. Due to the performance of Ms. Logan in managing Salix during 2010, a year in which we exceeded our financial and sales projections and raised approximately $345 million in a convertible debt offering, in April 2011, she received a cash incentive payment of $601,505. Likewise, we paid Mr. Derbyshire a cash incentive payment of $266,500 and Dr. Forbes one of $244,080. In determining the amounts of these payments, we also considered the importance of Ms. Logan and our other key employees being retained and motivated to implement our long-term strategic plan to expand our revenue base primarily by means of the development of additional products and potential product acquisitions.

Long-Term Equity Incentives

We currently issue equity compensation under our 2005 Stock Plan, as amended (the “2005 Stock Plan”). We also still have outstanding options under our 1996 Stock Option Plan and equity compensation plans assumed when we acquired InKine Pharmaceutical Company, Inc. in September 2005, specifically InKine’s 2004 Equity Compensation Plan, 1999 Equity Compensation Plan, 1997 Consultant Stock Option Plan and 1993 Stock Option Plan.

We grant executive officers and other eligible persons long-term equity incentives under our 2005 Stock Plan. Such equity incentives could include stock options, restricted stock, stock bonuses and stock purchase rights. In awarding equity incentives, the Compensation Committee reviews an executive officer’s duties and responsibilities, the value of the executive officer’s services, and the executive officer’s present and potential contribution to our success. Equity incentives such as option awards granted to executive officers generally have a term of ten years and are subject to a three or four-year vesting schedule.

The Compensation Committee traditionally awarded stock options to our executive officers as incentives. However, beginning in 2006, we decided to award shares of restricted stock instead of options, and we implemented a restricted stock grant program under the 2005 Stock Plan. The Compensation Committee generally bases the number of restricted shares granted to each executive officer on a dollar value for the individual executive officer divided by the 30-day average closing price of our stock prior to the grant date. The dollar value for each executive officer is determined based on the officer’s level within the Company as described above, in that it is equal to his or her potential annual cash incentive payment, times a multiplier that generally increases as the employee’s level within the organization increases. We apply a multiplier because restricted stock grants are long-term incentive awards intended to motivate and reward performance over multiple years. The multipliers for our executive officers did not change from 2006 through 2009, although those of our peer companies increased, so, in consultation with AON Consulting, we increased them in 2010 to more accurately reflect peer compensation practices and make grants more in line with our compensation policies. For 2010, Ms. Logan’s multiplier was 5.00, Mr. Derbyshire’s was 3.50 and Dr. Forbes’ was 3.50. The Committee takes existing awards held by executives into account in making grants, although it has not historically changed the amount of any grant as a result. We grant restricted stock to all of our employees on a similar basis. We decided to award shares of restricted stock instead of options because we believe awards of restricted stock have clearer and less onerous accounting implications than options. Grants that vest over time provide a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases. Employees must remain employed for a fixed period of time, generally three or four years, in order for the shares to vest fully, and with no vesting at all until the first anniversary of the vesting commencement date for annual grants or the first anniversary of the first of the month of hire for new hire grants. In addition, because the grants of restricted stock have some value even if our stock price decreases, we can grant fewer shares compared to option grants, resulting in less potential dilution to our stockholders. Finally, we believe that granting stock supports our culture of ownership at Salix and is an important element in maintaining strong employee morale and retention.

In 2008, we believe our stock price was lower than in prior years due to the December 2007 FDA approvals of generic versions of our then largest selling drug, Colazal. Rather than significantly increasing the total number of shares of restricted stock granted under our calculation above in reaction, we instead granted 75% of the number of restricted shares under the calculation to executive officers that vests over a three-year period rather than a four-year period. In 2009, we granted 100% of the number of restricted shares under the calculation to executive officers, with four-year vesting. As an additional mechanism to encourage long-term performance, which we believe is in stockholder interests, we have a policy that senior staff (namely, our Chief Financial Officer and all Vice Presidents, whether senior or not) retain at least 30% of the after-tax value of their equity awards until no longer employed by Salix. Historically, none of our executive officers have failed to meet this standard. In making its determination on awarding restricted stock to executive officers, the Compensation Committee considers data about equity compensation by other relevant companies, the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors, including the overall performance of Salix and impact upon stockholders. Historically, our grants of restricted stock have kept overall compensation of our executive officers in our targeted range of the 75th percentile of peer companies, as described above.

Based on these criteria, on July 19, 2010, the Compensation Committee granted 65,560 shares of restricted stock to Ms. Logan, 19,520 shares of restricted stock to Mr. Derbyshire and 15,055 shares of restricted stock to Dr. Forbes. These grants represented approximately 100% of target grants, based on achievement at that date against corporate objectives, and were comparable to grants made to all employees, based on individual performance and our desire to incentivize employees. These grants vest in equal amounts over four years, subject to continued employment. For consistent presentation with prior years, these grants are reflected in the Summary Compensation Table in 2010, and the grants described next will be included in the analogous table for 2011. In 2011, to better align the motivational aspects of our annual restricted stock grants with annual performance reviews, which we give early in the year, we moved the date of our annual grant to April. Based on the same criteria discussed above relating to our strong Company performance in 2010, we granted Ms. Logan 90,807 shares, Mr. Derbyshire 25,955 shares and Dr. Forbes 22,698 shares each. Like the average of those granted Company-wide, these grants represent approximately 100% of targeted grants and vest in equal installments on January 1, 2012, 2013, 2014 and 2015.

Stock Ownership Guidelines

As noted above, in an effort to more closely align the interests of our senior staff, including executive officers, with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each member of our senior staff must retain 30% of any equity awards issued to him or her, net of any income taxes owed thereon, until such person’s termination.

Perquisites

The Company provides severance benefits upon a change in control of the Company as described in more detail below under the heading “Employment Agreements and Change in Control Arrangements,” a 401(k) retirement savings plan with matching contributions from the Company, a group health plan and group term life insurance. The Company generally does not provide other perquisites to its executive officers or maintain supplemental retirement programs for its Named Executive Officers because the Committee believes that the existing compensation arrangements adequately compensate them and allow them to plan for their retirement.

Tax Deductibility of Executive Compensation

Section 162 of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions, including stockholder approval. In addition, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A and the Treasury Department guidance and regulations issued thereunder to avoid the imposition of additional taxes and penalties. Based on our current compensation plans and policies and proposed regulations interpreting these provisions of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation, although there can be no assurance in this regard. The Committee did not make any specific adjustments to Named Executive Officer compensation in 2010 as a result of tax considerations.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2008, 2009 and 2010 by (1) our principal executive officer, (2) principal financial officer and (3) other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2010. The officers listed on the table set forth below are referred to collectively in this Proxy Statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Carolyn J. Logan	2010	$771,160	$2,409,986	$601,505	$14,589	$3,797,240
President and Chief Executive Officer	2009	741,500	928,067	650,683	15,329	2,335,579
	2008	713,000	694,274	320,850	13,914	1,742,038

Adam C. Derbyshire	2010	426,400	717,555	266,500	11,835	1,422,290
Executive Vice President, Finance and Administration and Chief Financial Officer	2009	410,000	305,449	235,750	12,305	963,504
	2008	352,000	190,890	175,000	10,890	728,780

William P. Forbes	2010	406,800	553,422	244,080	11,835	1,216,137
Executive Vice President, Research and Development and Chief Development Officer	2009	360,000	215,617	205,000	12,575	793,192
	2008	310,000	190,890	145,000	24,032	669,922

(1)	Restricted stock awards are generally granted to the Named Executive Officers in early July. The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718. Restricted stock awards granted the Named Executive Officers in 2009 and 2010 vest in equal amounts annually on the anniversary of their vesting commencement date over four years, subject to continued employment. Restricted stock awards granted to the Named Executive Officers in 2008 vest in three equal amounts beginning on the first anniversary of the vesting commencement date, subject to continued employment. Ms. Logan, Mr. Derbyshire and Dr. Forbes had 186,844, 56,625, and 43,931 shares respectively of unvested restricted stock outstanding as of December 31, 2010.
(2)	All payments reported in this column were paid in the discretion of the Compensation Committee based upon achievement against 2008, 2009 and 2010 corporate objectives set in February 2008, February 2009 and February 2010, respectively.
(3)	Consists of the following for each Named Executive Officer:

Name	Year	401(k) Company Match	Group Term Life Premiums
Carolyn J. Logan	2010	$11,025	$3,564
	2009	11,025	3,564
	2008	10,350	3,564

Adam C. Derbyshire	2010	11,025	810
	2009	11,025	540
	2008	10,350	540

William P. Forbes	2010	11,025	810
	2009	11,025	810
	2008	10,350	810

The 2009 amounts include a payment of $740 to each of Ms. Logan, Mr. Derbyshire and Dr. Forbes paid in connection with their employment agreements entered into in July 2009 and a payment of $12,872 in 2008 to Dr. Forbes for travel expenses related to attending a medical meeting in Europe.

GRANTS OF PLAN-BASED AWARDS FOR 2010

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2010. All shares of restricted stock granted to the Named Executive Officers for services in 2010 were granted in the discretion of the Company’s Compensation Committee under our 2005 Stock Plan. For a discussion of the 2005 Stock Plan and the grants made thereunder, see “Compensation Discussion and Analysis.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock(3)
Name	Grant Date	Threshold	Target	Maximum
Carolyn J. Logan	07/19/10	$0	$501,254	$626,568	65,560	$2,409,986
Adam C. Derbyshire	07/19/10	0	213,200	266,500	19,520	717,555
William P. Forbes	07/19/10	0	203,400	254,250	15,055	553,422

(1)	Reflects minimum, target and maximum payments possible under 2010 corporate objectives bonus plan. The 2010 target bonuses for our Named Executive Officers were based on a percentage of their annual salaries as follows: Ms. Logan – 65%, Mr. Derbyshire – 50% and Dr. Forbes – 50%. The maximum bonus payments for our Named Executive Officers for 2010 were targeted at 81.25% of annual salary for Ms. Logan, 62.5% for Mr. Derbyshire and 62.5% for Dr. Forbes. However, the Compensation Committee retains the authority to exceed that amount for exemplary performance. Actual payments made in April 2011 are reflected in the Summary Compensation Table above.
(2)	The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table on July 19, 2010. All grants of restricted common stock vest annually in four equal installments beginning on July 1, 2011, subject to continued employment.
(3)	The grant date fair value of the restricted stock awards is calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

The following table contains information concerning unexercised stock options and shares of restricted stock that have not vested for the Named Executive Officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Carolyn J. Logan	44,000	—	$17.63	06/09/2015	186,844	(3)	$8,774,194
	33,750	—	18.87	06/17/2014
	65,625	—	18.87	06/17/2014
	33,750	—	7.60	07/24/2013
	285,000	—	4.07	07/31/2012
Adam C. Derbyshire	20,000	—	17.63	06/09/2015	56,625	(4)	2,659,110
	30,000	—	18.87	06/17/2014
	90,000	—	8.00	05/29/2013
	30,000	—	4.07	07/31/2012
William P. Forbes	6,250	—	17.63	06/09/2015	43,934	(5)	2,063,141
	80,000	—	17.53	12/16/2014

(1)	On December 30, 2005, our Board of Directors accelerated the vesting on all outstanding stock options.
(2)	Market value is computed by multiplying the number of restricted shares by $46.96, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2010.
(3)	The unvested portion of Ms. Logan’s awards will vest as follows: 17,885 restricted shares will vest on July 1, 2011; 32,734 restricted shares will vest in on July 1, 2011; 70,665 restricted shares will vest in three equal annual installments beginning on July 1, 2011, and 65,560 restricted shares will vest in four equal annual installments beginning on July 1, 2011.
(4)	The unvested portion of Mr. Derbyshire’s awards will vest as follows: 4,847 restricted shares will vest on July 1, 2011; and 9,000 restricted shares will vest on July 1, 2011; 23,258 restricted shares will vest in three equal annual installments beginning on July 1, 2011, and 19,520 restricted shares will vest in four equal annual installments beginning on July 1, 2011.
(5)	The unvested portion of Dr. Forbes awards will vest as follows: 3,462 restricted shares will vest on July 1, 2011; and 9,000 restricted shares will vest on July 1, 2011; 16,418 restricted shares will vest in three equal annual installments beginning on July 1, 2011, and 15,055 restricted shares will vest in four equal annual installments beginning on July 1, 2011.

OPTION EXERCISES AND STOCK VESTED IN 2010

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Carolyn J. Logan	75,000	$2,265,750	91,611	$3,575,577
Adam C. Derbyshire	—	—	26,324	1,027,426
William P. Forbes	20,000	449,693	21,309	831,690

(1)	Value represents market value at date of exercise less the exercise price.
(2)	Value represents market value on the date of vesting.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

We entered into employment agreements with Carolyn J. Logan in January 2003 for the position of President and Chief Executive Officer, Adam C. Derbyshire in May 2003 for the position of Senior Vice President, Finance and Administration and Chief Financial Officer and William P. Forbes in January 2005 for the position of Vice President, Research and Development and Chief Development Officer. Upon a review of market competitive and best practices, we amended each employment agreement in June 2008 to provide for severance upon change in control in certain circumstances. In July 2009, we also entered into a new employment agreement with Ms. Logan that was approved in April 2009 to modify payments she would receive as President and Chief Executive Officer upon a change in control. In July 2009, we entered into new employment agreements with Mr. Derbyshire and Dr. Forbes that were approved in April 2009 in connection with their promotions to the positions of Executive Vice President, Finance and Administration and Chief Financial Officer and Senior Vice President, Research and Development and Chief Development Officer, respectively. In March 2010, we amended Dr. Forbes’ employment agreement in connection with his promotion to the position of Executive Vice President, Research and Development and Chief Development Officer.

Under their current employment agreements, Ms. Logan, Mr. Derbyshire and Dr. Forbes have annual salaries of $802,006, $451,984 and $431,208, respectively. While employed by Salix, each officer may be given a cash bonus within the discretion of the Compensation Committee, which does so under our annual incentive management by objective plans. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement. The agreements have no set term.

The current employment agreement of each officer will remain in effect until (1) we terminate the officer, whether for “reasonable cause” or not (“reasonable cause” includes when the officer commits gross negligence, fraud, dishonesty or willfully violates any significant written policy of Salix, when the officer is convicted of a felony or certain serious crimes, when the officer willfully fails to perform his or her duties, fails to cooperate in a legitimate investigation or intentionally acts in conflict of interest with respect to Salix), (2) the officer terminates, whether for “good reason” or not (“good reason” includes diminution in duties, a reduction in the officer’s salary or benefits, failure to pay the officer due compensation, relocation of the officer or any material breach by Salix of the agreement), or (3) the officer’s death or incapacitating disability.

In the event of termination by us without reasonable cause or by the officer with good reason, the officer under his or her current employment agreement will be paid his or her then monthly salary for 24 months for Ms. Logan, 18 months for Mr. Derbyshire and 18 months for Dr. Forbes. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as we determine. In addition, we will pay the officer for the same period of time all benefits to which he or she was entitled at the time of termination. Under our 2005 Stock Plan, unvested shares of restricted stock are forfeited to Salix when the officer is terminated by us without reasonable cause or resigns with good reason. If a severance payment had been triggered on December 31, 2010, Salix would have been obligated to pay Ms. Logan $1,542,320 in salary, a maximum $626,568 bonus in our discretion and $420 per month in benefits for 24 months. If a severance payment had been triggered on December 31, 2010, we would have been obligated to pay Mr. Derbyshire $639,600 in salary, a maximum $266,500 bonus in our discretion and $906 per month in benefits for 18 months. If a severance payment had been triggered on December 31, 2010, we would have been obligated to pay Dr. Forbes $610,200 in salary, a maximum $254,250 bonus in our discretion and $1,324 per month in benefits for 18 months.

In the event of termination by us without reasonable cause or by the officer with good reason, in each case within 12 months after a change in control of Salix (defined in the current employment agreements as any sale, transfer, merger, and/or similar disposition of Salix’s business, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), Ms. Logan, Mr. Derbyshire and Dr. Forbes will be paid their base salary as of the date of termination for a period of 36 months, 30 months and 30 months, respectively, under their current employment agreements, and will be paid a bonus equal to two times, one and one-half times and one and one-half times, respectively, the maximum annual bonus target. In addition, under their current employment agreements, Ms. Logan, Mr. Derbyshire and Dr. Forbes will be paid benefits for 36, 30 and 30 months, respectively. Under our 2005 Stock Plan, in the event of a change in control (as defined in the 2005 Stock Plan), unvested shares of restricted stock granted before June 18, 2009 immediately accelerate upon a change in control. However, unvested shares of restricted stock granted on or after June 18, 2009 that are not assumed by the acquiror upon a change in control only accelerate if, within three years following the change in control, the participant’s employment with Salix or any of its subsidiaries is terminated without “cause” or the participant resigns for “good reason,” as defined in the award agreements. If a severance payment had been triggered on December 31, 2010, Salix would have been obligated to pay Ms. Logan $2,313,480 in salary, a $1,253,136 bonus, and $420 per month in benefits for 36 months. If a severance payment had been triggered on December 31, 2010, we would have been obligated to pay Mr. Derbyshire $1,066,000 in salary, a $399,750 bonus, and $906 per month in benefits for 30 months. If a severance payment had been triggered on December 31, 2010, we would have been obligated to pay Dr. Forbes $1,017,000 in salary, a $381,375 bonus, and $1,324 per month in benefits for 30 months. If a severance payment had been triggered on December 31, 2010 when our stock price was $46.96, 186,844 shares of Ms. Logan’s restricted stock would accelerate (valued at $8,774,194), 56,625 shares of Mr. Derbyshire’s restricted stock would accelerate (valued at $2,659,110) and 43,394 shares of Dr. Forbes’ restricted stock would accelerate (valued at $2,063,141).

DIRECTOR COMPENSATION FOR 2010

The following table sets forth all compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Total($)
John F. Chappell	$97,500	$160,274	—	$257,774
Thomas W. D’Alonzo	130,250	160,274	—	290,524
Richard A. Franco, Sr.	91,500	160,274	—	251,774
William P. Keane	81,500	160,274	—	241,774
Mark A. Sirgo	74,500	160,274	—	234,774

(1) Includes annual retainers for members of the Board of Directors and Audit Committee and retainers for the chairman of the Board and each of the Audit, Compensation and Nominating/Corporate Governance Committees. Also includes all Board and Committee meeting fees earned or paid in cash in 2010.

(2) On July 13, 2006, July 1, 2007, July 1, 2008, July 1, 2009 and July 19, 2010 each of our non-employee directors on such dates was granted 10,000, 9,230, 12,676, 12,160 and 4,360 shares of restricted stock respectively. The restricted stock awards granted in 2006, 2007, 2008 and 2009 vested in their entirety on the first anniversary of their vesting commencement dates. The restricted stock award granted in July 2010 will vest in its entirety on the earlier of July 1, 2011 and the next annual election of directors, subject to continued service on the Board of Directors. On February 2, 2008, Dr. Sirgo was also granted 15,000 shares of restricted stock that vests one-third annually over three years beginning on February 4, 2008, subject to continued service on the Board of Directors. The value of the restricted stock grant made in 2009 is computed in accordance with FASB ASC Topic 718. As of December 31, 2010, the number of shares of restricted stock outstanding and number of vested shares of restricted stock held by each of our non-employee directors at that time was as follows: 48,426 shares of restricted stock outstanding for Mr. Chappell, of which 44,066 shares were vested; 36,780 shares of restricted stock outstanding for Mr. D’Alonzo, of which 32,420 shares were vested; 37,864 shares of restricted stock outstanding for Mr. Franco, of which 33,504 shares were vested; 32,933 shares of restricted stock outstanding for Mr. Keane, of which 28,573 shares were vested; and 33,396 shares of restricted stock outstanding for Dr. Sirgo, of which 29,036 shares were vested.

(3) As of December 31, 2010, the number of shares underlying options held by each of our non-employee directors at that time was as follows: 67,500 shares for Mr. Chappell; 67,500 shares for Mr. D’Alonzo; 37,500 shares for Mr. Franco; and 67,500 shares for Mr. Keane. No options have been granted to Dr. Sirgo.

Director Compensation Philosophy

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. For fiscal year 2010, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and recommended changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

We currently pay an annual retainer to our non-employee chairman in the amount of $75,000 and an annual retainer to our other non-employee directors in the amount of $30,000. We pay each of our non-employee directors $2,500 per Board meeting attended in person and $1,000 per Board meeting attended by telephone.

We pay an annual retainer of $7,000 to all non-chair Audit Committee members and $5,000 to all non-chair Compensation and Nominating/Corporate Governance Committees members. We pay annual retainers of $12,000 to the chairman of the Audit Committee and $9,000 to the chairpersons of the Compensation and Nominating/Corporate Governance Committees. We pay each member of the Audit Committee and each non-member director $1,000 per meeting attended, whether in person or by telephone. We pay each member of the Compensation and Nominating/Corporate Governance Committees and each non-member director $1,000 per meeting attended in person and $500 per meeting attended by telephone. We also reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

We annually award each of our non-employee directors shares of restricted stock under our 2005 Stock Plan. All the restricted stock awarded to the non-employee directors vests on the earlier of the first anniversary of the vesting commencement date or the next annual election of directors, subject to continued service on the Board of Directors. On July 19, 2010, we granted each of our non-employee directors 4,360 shares of restricted stock that vest on the earlier of July 1, 2011 or the next annual election of directors.

Stock Ownership Guidelines

In an effort to more closely align the interests of our directors with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each non-employee director must retain 50% of any equity awards issued to him, net any income taxes owed thereon, until his resignation or removal or until his successor shall be duly elected.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Richard A. Franco, Sr., Thomas W. D’Alonzo, William P. Keane and Mark A. Sirgo served as members of our Compensation Committee during all of 2010. None of these individuals was at any time during 2010 or at any other time an officer or employee of Salix. Carolyn J. Logan, our President and Chief Executive Officer since July 2002, participated in discussions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Our written Corporate Governance Guidelines provide that our Audit Committee is authorized to review and approve related party transactions. Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2010, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, a copy of which was filed as Exhibit 3.4 to our Current Report on Form 8-K filed with the SEC on September 30, 2010. Because we did not receive any stockholder proposals to be presented at our 2011 annual meeting of stockholders between December 1, 2010 and December 31, 2010 as required by our bylaws, only the items of business described above will be presented for consideration at the 2011 annual meeting of stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2012 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 30, 2011; provided, however, that if the date of the 2012 annual meeting is more than 30 days prior to or after June 16, 2012, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to the 2012 annual meeting or (ii) the tenth day following the first public announcement of the date of such meeting.

Under our bylaws, in order for a stockholder to bring business before a stockholder meeting, the stockholder must provide timely notice thereof to our Corporate Secretary at our principal executive offices. Timely notice for the 2012 annual meeting of stockholders requires notice to be delivered to our Corporate Secretary between November 30, 2011 and December 30, 2011; provided, however, that if the date of the annual meeting is more than 30 days prior to or after June 16, 2012, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the first public announcement of the date of such meeting.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which the Company does not have notice prior to March 15, 2011.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by calling our Investor Relations Department at (919) 862-1000 or by mailing a request to our Investor Relations Department at our principal office at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC is accessible free of charge at www.salix.com/financial-investors/reports.aspx. It contains audited financial statements covering our fiscal years ended December 31, 2010, 2009 and 2008. You can request a copy of our Annual Report on Form 10-K free of charge by calling (919) 862-1000 or mailing a request to our Investor Relations Department at our principal office at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 29, 2011

Driving Directions to Annual Meeting

From RDU International Airport

Airport Exit on Terminal Boulevard	0.8 Miles

Continue on Airport Boulevard	1.0 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

From West

I-40 E toward RALEIGH

Take the AIRPORT BLVD WEST exit- EXIT 284A	0.3 Miles

Turn RIGHT onto AIRPORT BLVD	0.7 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

From East

I-40 W from RALEIGH

Take the AIRPORT BLVD exit- EXIT 284- toward RDU INTL AIRPORT	0.3 Miles

Turn LEFT onto AIRPORT BLVD	0.8 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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A	Proposals — The Board of Directors recommends a vote FOR the director nominees listed below until the next annual meeting of stockholders and until their successors are duly elected and qualified.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold		+

	01 - John F. Chappell	☐	☐	02 - Thomas W. D’Alonzo	☐	☐	03 - Richard A. Franco, Sr.	☐	☐
	04 - William P. Keane	☐	☐	05 - Carolyn J. Logan	☐	☐	06 - Mark A. Sirgo	☐	☐

				For Against Abstain					For	Against	Abstain

2.	The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.			☐ ☐ ☐	3.	The Board of Directors recommends a vote FOR the approval of the compensation of the named executive officers.			☐	☐	☐
1 Yr 2 Yrs 3 Yrs Abstain

4.	The Board of Directors recommends a vote of 1 YEAR as the frequency with which stockholders are provided an advisory vote on the compensation of the named executive officers.		☐ ☐ ☐ ☐
In its discretion, the proxy is authorized to vote upon such other matter(s) which may properly come before the annual meeting and at any adjournment(s) thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — SALIX PHARMACEUTICALS, LTD.
PROXY FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2011. The undersigned stockholder hereby also designates Adam C. Derbyshire as proxy and attorney-in-fact, with the power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. to be held on June 16, 2011 at 9:00 a.m., Eastern Time, at the company’s headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina and at any postponement or adjournment thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the listed, or any other, nominees in the election of directors, (2) FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the 2011 fiscal year, (3) FOR the approval of the compensation of the named executive officers, and (4) 1 YEAR for the frequency with which stockholders are provided an advisory vote on the compensation of the named executive officers. In its discretion, the proxy is authorized to vote on such other matters as may properly come before the annual meeting and at any adjournment(s) thereof.

(Items to be voted appear on reverse side.)